Exhibit 99.1

February 6, 2018

Dear Lavi,

This letter confirms the terms and conditions of your assignment effective February 1, 2018 with Ultra Clean Technology (“the Company”) in Singapore (“Host Country”) as follows:

1.	Position Title, Scope and Duration

Your title will be President, Asia. In this position, you will be responsible for all UCT Asia sites. You will be reporting directly to Jim Scholhamer, CEO. Your assignment agreement will begin February 1, 2018 and end June 1, 2018 (“End Date”), provided that the End Date can be extended with mutual consent on a month to month to basis with no changes in compensation.

Base Salary

Your base salary will initially be $311,200.00. Finance will determine the payment methods specific to Singapore currency and an addendum will be provided. Your base salary will be reviewed in February 2018 during the Executive compensation review.

Management Bonus

You will be eligible for the management bonus plan which includes a target payout of 50% of base salary for 2018 on an annualized basis. The payout will be based on company profitability.

Restricted Stock Units

During the term of this agreement you will be eligible for Stock Awards to be determined by the Board of Directors. Those will be subject to the terms and conditions of our Amended and Restated Stock Incentive Plan.

2.	Housing and Transportation/Car Allowance

During this agreement you will be responsible for your own housing, transportation and car allowance costs. You will be paid a combined sum of (S$ 30,000 per month) for those expenses.

3.	General Expenses/Equipment

For expenses incurred for business purposes, you will use your own personal credit card and be reimbursed in a timely fashion after submitting an expense report and original receipts. You will use your own cell phone when outside the office and will be reimbursed for its use per company policy.

4.	Host country change of housing

During this agreement, the company will cover all your actual costs for moving between your old to your new apartment in Singapore which will include, but not limited to the customary deposit required under Singapore law.

5.	Storage of Personal Property

During this agreement the Company will provide an allowance for personal storage for items not shipped to the Host Country to a maximum of $400 per month, or $4,800 per year.

6.	Work Permits / Visas

The Company will cover the cost of necessary visas/work permits for yourself and your family. Please let this letter serve as your reminder that you are responsible for maintaining your passports, abiding by all the rules and regulations of the Host Country, and providing all the necessary documentation to retain a legal right to live in the Host Country.

7.	Vacation/Home Leave:

During this agreement you will also receive 1 set of US-Singapore round trip tickets (5 individuals) or other cost equivalent locations.

8.	Emergency Leave

In the event of your serious illness or that of your spouse, the Company will pay for the cost of transportation to an appropriate location with adequate medical facilities, if such facilities are not readily available in the Host Location.

9.	Repatriation

At the end of this agreement, unless mutually agreed otherwise, the company will cover the cost of shipping to Singapore and unpacking of your household goods stored in the US, and provide you with an allowance of (three months’ base salary grossed up ) to re-establish residence in a location of your choice. However, if your assignment is terminated for cause (as defined below) you will not be eligible for the repatriation or allowance as described herein.

10.	Tax Equalization Adjustment; Tax Returns

It is the Company’s intention that your personal tax liability  not be greater than it would be were you to be employed by the Company in your home country. Accordingly, all allowance will be provided to you on a tax-free basis (grossed up for taxes). The Company will pay for the preparation of your tax returns while on your assignment and for the year after this agreement ends. The Company will determine the accounting firm to prepare your returns and provide you with tax advice, as required.

11.	Termination of Assignment

If you continuously serve in your position through the End Date and cease to be employed by the Company following the End Date voluntarily or otherwise (unless you are terminated with cause prior to the End Date), you will be paid a lump sum for the following within 10 days of the End Date :

a.	Salary: You will receive 15 months’ salary at your current base rate.

b.	Repatriation Allowance: You will receive 3 months’ salary grossed up.

c.	Vesting of Stock: You will receive the cash equivalent value of outstanding, unvested equity awards you hold as of the End Date that would have vested during the period June 1, 2018 through June 2, 2019 had your service continued through such time (UCTT stock value at closing price on your termination date).

d.	Bonus; You will receive a one-time cash amount equal to the average cash bonuses you received for fiscal years 2015, 2016, and 2017

e.	Health Care Continuance: UCT will pay the actual cost of healthcare continuance for 18 months.

f.	You will receive a one-time cash payment equivalent to the value of 10,000 RSU’s (calculated as of the End Date (UCTT stock value at closing price on your termination date).

12.	Unless this contract is terminated for cause or you voluntarily terminate your Assignment or service from the Company prior to the End Date, it is further agreed that at, and after, the termination of this contract, all termination related payments , Repatriation payments and the following payments due for the time you worked at UCT: Tax Equalization Adjustments and Tax Returns for 2018, General Expenses/Equipment , Host country change of housing , Storage of Personal Property, Housing and Transportation/Car Allowance , that are due and not yet paid, will be paid to you whether or not you are employed at UCT at the time of funds distribution.

13.	Termination for cause is defined as follows:

a.	The failure, refusal or willful neglect of an employee to perform the services required in his/her capacity as an employee;

b.	The Company forming a good faith belief that an employee has engaged in fraudulent conduct in connection with the business of the Company or its subsidiaries or that a Participant has committed a felony;

c.	A breach of any trade secret or confidential information agreement with the Company or its subsidiaries; or

d.	The Company forming a good faith belief that the employee has committed an act of misconduct, violated the Company’s or its subsidiaries’ anti-discrimination policies prohibiting discrimination of harassment on the grounds of race, sex, age or any other legally prohibited basis, or otherwise has cause material harm to the Company’s or is subsidiaries reputation or goodwill.

14.	The payments you are entitled to under this Agreement on and after the End Date will be subject to your providing the Company with a release of claims in a form reasonably acceptable to the Company.

15.	You understand and agree that you will not be eligible for any additional severance or termination payments from the Company under any severance or termination policy for the Company’s executive officers.

Please sign below to indicate your acceptance of the terms and conditions of this offer. We look forward to your acceptance of this offer.

Sincerely,

/s/ Jim Scholhamer

Jim Scholhamer, CEO

/s/ Joan Sterling

Joan Sterling, SVP Human Resources

I hereby acknowledge that I have read the foregoing Letter of Agreement and agree to comply with the guidelines set forth herein.

Acknowledged:

Lavi Lev	February 6, 2018

/s/ Lavi Lev